UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14C
(RULE 14c-101)

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c)

of the Securities Exchange Act of 1934

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☑ Definitive information statement

THE SARATOGA ADVANTAGE TRUST
(Name of Registrant as Specified in Its Charter)

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THE SARATOGA

ADVANTAGE TRUST

January 13, 2021

Dear Shareholder:

The enclosed document is for informational purposes only. You are not being asked to vote or take action on any matter. This information statement (“Information Statement”) provides information regarding the approval by the Board of Trustees (the “Board”) of the Saratoga Advantage Trust (the “Trust”) of a new sub-advisory agreement on behalf of the Trust’s James Alpha Hedged High Income Portfolio (the “Portfolio”).

As described in the enclosed Information Statement, on October 30, 2020, Lazard Asset Management LCC (“Lazard”) acquired the assets of Coherence Capital Partners LLC (“Coherence”)(the “Acquisition”). The Acquisition constituted a change in control of Coherence, resulting in the “assignment” under the Investment Company Act of 1940, as amended (the “1940 Act”) of the sub-advisory agreement between the James Alpha Advisors, LLC (“JAA”) and Coherence, resulting in its automatic termination.

The Board approved a new sub-advisory agreement between JAA and Lazard prior to the closing of the Acquisition, which took effect on October 30, 2020. This new sub-advisory agreement is not expected to result in any material changes to the Portfolio’s investment strategies or portfolio management team.

The enclosed Information Statement is provided in lieu of a proxy statement to shareholders of record of the Portfolio as of January 11, 2021. We Are Not Asking You For a Proxy and You Are Requested Not To Send Us a Proxy.

Sincerely,

Bruce E. Ventimiglia
President, CEO and
Chairman of the Board of Trustees

THE ENCLOSED DOCUMENT IS FOR INFORMATIONAL PURPOSES ONLY.
YOU ARE NOT BEING ASKED TO VOTE OR TAKE ACTION ON ANY MATTER.

BACKGROUND

On October 13, 2020, the Board of Trustees (the “Board”) of The Saratoga Advantage Trust (the “Trust”) approved, at the recommendation of James Alpha Advisers, LLC (the “Manager”), a new sub-advisory agreement between the Manager and Lazard Asset Management LLC (“Lazard”) (the “Agreement”) on behalf of the James Alpha Hedged High Income Portfolio (the “Portfolio”) as described below, effective October 30, 2020.

Prior to October 30, 2020, Coherence Capital Partners LLC (“Coherence”), located at 515 Madison Avenue, 24th Floor, New York, New York 10014, acted as a sub-adviser to the Portfolio pursuant to a sub-advisory agreement (the “Prior Agreement”). Effective October 30, 2020, Lazard acquired the assets of Coherence (the “Acquisition”). The Acquisition constituted a change in control of Coherence, resulting in the “assignment” of the Prior Agreement under the Investment Company Act of 1940 (the “1940 Act”). Such an assignment under the 1940 Act resulted in the automatic termination of the Prior Agreement. The terms of the Agreement with Lazard are substantially identical to those of the Prior Agreement with Coherence. The Agreement is not expected to result in any material changes to the Portfolio’s investment strategies or portfolio management team.

Lazard is a global investment adviser with assets under management of $202.1 billion as of September 30, 2020. Lazard is located at 30 Rockefeller Plaza, New York, New York 10112.

Under an exemptive order (the “Order”) the Trust and the Manager have received from the Securities and Exchange Commission, the Manager is permitted, subject to the approval of the Board, to select sub-advisers to manage all or a portion of the assets of the Portfolio and enter into and materially amend sub-advisory agreements with sub-advisers without obtaining shareholder approval. Under the conditions of the Order, the Trust must provide notice to shareholders within 90 days of hiring a new sub-adviser. This Information Statement is being supplied to shareholders to fulfill the notice condition and will be mailed on or about January 18, 2021 to the Portfolio’s shareholders of record as of January 11, 2021 (the “Record Date”).

As of the Record Date, there were issued and outstanding 170,849.4720, 50,704.6350, 1,187,079.6950, and 1,474,441.5330 shares of the Portfolio’s A, C, I, and S classes, respectively.

II.	INFORMATION CONCERNING THE NEW SUB-ADVISORY AGREEMENT BETWEEN JAA AND LAZARD WITH RESPECT TO THE PORTFOLIO.

The Prior Agreement was last approved by the Board, including all of the Trustees who are not “interested persons” as that term is defined in the 1940 Act (the “Independent Trustees”), on April 15, 2020.

As discussed below under “Board Consideration,” at a meeting held on October 13, 2020, the Board approved the appointment of Lazard and the Agreement on behalf of the Portfolio, effective October 30, 2020, due to the Prior Agreement’s automatic termination on or about October 30, 2020, resulting from the Acquisition.

The Agreement, dated October 30, 2020, contains substantially identical material terms and conditions as the Prior Agreement except for the dates of execution and termination. In particular, shareholders will not be paying any additional fees or expenses over those that were being paid under the Prior Agreement.

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Investment Advisory Fee Rates

As compensation for its services performed and costs assumed under the Agreement, Lazard will receive from JAA a portion of the management fee payable by the Portfolio to JAA. The Manager’s management fee for the Portfolio is calculated at an annual rate of 1.70% of daily net assets of the Portfolio. This rate will not increase under the Agreement.

III.       BOARD CONSIDERATION

On October 13, 2020, the Board met and considered the Agreement. At their meeting, the Trustees, including all of the Independent Trustees, approved the Agreement effective October 30, 2020.

To assist the Board in its consideration of the Agreement, the Board received in advance of the Meeting certain materials and information. Representatives from the Manager made presentations to the Board on behalf of the Portfolio and Lazard and responded to questions from the Trustees. Among other things, the Board considered, with its legal counsel:

•	assurances received from Lazard and James Alpha that the Acquisition is not expected to result in any diminution in the nature, quality and extent of services provided to the Portfolio and its shareholders;
•	assurances received from Lazard and James Alpha as to the consistency of the portfolio management team that would be primarily responsible for the day-to-day management of the Portfolio; and
•	assurances that, as a result of the Acquisition, the Portfolio’s portfolio managers would have access to greater resources on account of the substantially greater capitalization of Lazard as compared to Coherence.

The Board also considered, with its legal counsel: (i) the nature, quality and extent of the services to be provided by Lazard; (ii) the depth of organization, expertise, reputation and experience of Lazard; and (iii) reasonableness of the fee split between the Manager and Lazard.

The Board also discussed the terms and conditions of the Agreement and compared it to the Prior Agreement. The Board noted that, other than the dates of execution, effectiveness and termination, the terms of the Agreement are substantially identical, in all material respects, as the terms of the Prior Agreement. In particular, the Board noted that under the Agreement shareholders will not be paying any additional fees or expenses over those that were being paid under the Prior Agreement. Based upon its review of the above factors and all other factors they deemed relevant, the Board concluded that the Agreement is in the best interests of the Portfolio and its shareholders, and that the fees provided therein are fair and reasonable in light of the usual and customary charges made by others for services of the same nature and quality.

Based upon its review and the representations made to it and after consideration of the above factors, and such other factors and information as it deemed relevant, the Board approved the Agreement. No single factor reviewed by the Board was identified as the principal factor in determining whether to approve the Agreement and each Board Member may have attributed different weights to the various factors considered.

IV.       DURATION AND TERMINATION OF NEW SUB-ADVISORY AGREEMENT

The Agreement will have an initial term of two years, and thereafter will continue in effect for successive annual periods provided such continuance is approved at least annually by
(i) a majority of the Independent Trustees and a majority of the Board as a whole or (ii) the holders of a majority of the outstanding voting securities (as defined in the 1940 Act) of the Portfolio.

The Agreement may be terminated on the same terms as the Prior Agreement and will automatically terminate in the event of its “assignment” (as defined in the 1940 Act).

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V.	GENERAL INFORMATION CONCERNING LAZARD

The names, titles and principal occupations of the executive officers and directors of Lazard are set forth in the following table:

NAME	TITLE AND PRINCIPAL OCCUPATION
Mark Anderson	General Counsel and Chief Compliance Officer of Lazard Asset Management LLC
Nathan Paul	Chief Business Officer of Lazard Asset Management LLC
Ashish Bhutani	Chief Executive Officer of Lazard Asset Management LLC
William Rosenberg	Global Head of Operations & Finance of Lazard Asset Management LLC
Kenneth Jacobs	Chairman of the Board of Directors and Chief Executive Officer of Lazard Ltd.
Alex Stern	President of Lazard Ltd.

The business address of each person listed above is 30 Rockefeller Plaza, New York, New York 10112.

Other Matters

The Trust will furnish, without charge, a copy of the Trust’s annual report for its most current fiscal year ended August 31st to a shareholder upon request. To obtain a report, please contact the Trust by calling 1-800-807-FUND (or by writing to The Saratoga Advantage Trust, 1616 N. Litchfield Rd., Suite 165, Goodyear, Arizona 85395, Attention: Bruce E. Ventimiglia).

The Manager is located at 515 Madison Avenue, 24th Fl., New York, New York 10022.

The Trust is not required to hold annual meetings of shareholders, and therefore it cannot be determined when the next meeting of shareholders will be held. Shareholder proposals to be presented at any future meeting of shareholders of the Trust must be received by the Trust within a reasonable time before the Trust’s solicitation of proxies for that meeting in order for such proposals to be considered for inclusion in the proxy materials related to that meeting. The cost of the preparation, printing and distribution of this Information Statement is an expense of the Trust.

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